Exhibit 99.1

FLUIDIGM INTRODUCES mRNA SEQUENCING APPLICATION FOR THE C1™

SINGLE-CELL AUTO PREP SYSTEM

Simplifies Transcriptome Analysis of Single Cells from Diverse Sample Populations

SOUTH SAN FRANCISCO, Calif. – Dec. 19, 2012 – Fluidigm Corporation (NASDAQ:FLDM) today introduced the mRNA sequencing application on its C1™ Single-Cell Auto Prep System. With this new C1 system application, researchers have an easy, end-to-end workflow for detailed transcriptome analysis of 96 single cells to rapidly study differential expression profiles of diverse cell populations. The C1 mRNA Seq Kits and integrated fluidic circuits (IFCs) enable the parallel processing of up to 96 single-cell cDNA libraries for quantitation of mRNA expression on Illumina sequencers. The protocol and reagent kits are expected to be commercially available in January 2013.

Increasingly, researchers are analyzing the transcriptome at greater depth to uncover new mechanisms of cell development, metabolism and disease. mRNA sequencing has become a valuable tool to help researchers understand how cell sub-populations respond to signals and other environmental cues at critical stages of cell-fate determination or when they acquire aberrant phenotypes. Studying these gene expression patterns in single cells already has dramatically advanced cell biology. Unfortunately, most standard methods, such as microarray profiling or next-generation sequencing, are impractical for single-cell analysis because those technologies require large numbers of cells and are based on complex workflows that are too slow or generate highly variable results.

The C1 mRNA sequencing workflow was specifically optimized for high throughput single-cell analysis. All aspects of the workflow, including cell capture, staining for cell viability, lysis, reverse transcription and amplification are consolidated on C1 system IFCs. The C1 system workflow requires as few as 200 cells, utilizes as little as 10 picograms per cell, and requires no reagent mixing, fragmentation or purification. Researchers use the BioMark™ HD system to conduct routine quality control on the cDNA library in an effective and cost-efficient manner before running it on an Illumina sequencing system. This provides a reliable and standardized workflow for global gene expression analysis.

“mRNA sequencing is a powerful tool to sequence and quantify all messenger RNA in an unbiased and hypothesis-free approach. However, very few laboratories have been able to conduct single-cell mRNA sequencing studies in a meaningful and reproducible way. By enabling this application on the Fluidigm C1 system, we’ve simplified the workflow to only three hours of hands-on time and at one-eighth the cost of other library preparation methods,” said Candia Brown, Fluidigm’s Director of Product Marketing in the Single-Cell Genomic Business. “By automating the workflow and reducing the sample preparation cost, we are enabling virtually any laboratory to run larger scale, transcriptome-wide studies.”

The C1 Single-Cell mRNA sequencing application enables:

•	Measurement of expression levels of genes, alleles and spliced variants,

•	Comparison of expression profiles between individual cells and populations,

•	Mapping of transcription initiation sites,

•	Characterization of alternate splicing patterns,

•	Evaluation of post-transcriptional activity, and

•	Discovery of new transcripts and gene fusions.

The complete mRNA sequencing application includes the C1 Single-Cell Integrated Fluidic Circuit Array and C1 Reagent Kit, and leverages the Clontech Ultra Low RNA Kit for cDNA Synthesis and the Nextera XT DNA Sample Preparation Kit for library preparation and in-line barcoding. This application is the second application enabled on the C1 system, which was launched in June 2012. Anticipated future applications include micro RNA analysis and targeted DNA sequencing.

For more information about the C1 Single-Cell Auto Prep System, please visit www.fluidigm.com/c1system.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Fluidigm’s new products, its plans, objectives, expectations and/or strategies relating to such new products, the field of single-cell genomics research and potential developments in the emerging market. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including challenges inherent in developing, manufacturing, and launching new products and risks relating to research and development activities and the growth of emerging markets. Information on these and additional risks affecting Fluidigm’s business and operating results are contained in its filings with the Securities and Exchange Commission, including its most recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. These forward-looking statements speak only as of the date hereof and Fluidigm disclaims any obligation to update these statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits (IFCs), assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets four microfluidic systems, including thirteen different IFCs, to leading academic institutions, diagnostic laboratories, and pharmaceutical, biotechnology and Ag-Bio companies. Fluidigm products are marketed for research purposes only (not for diagnostic use).

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, C1 and BioMark, are trademarks or registered trademarks of Fluidigm Corporation. All other trademarks are the property of their respective owners.

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CONTACT:

Howard High – Press Relations

Fluidigm Corporation

650.266.6081 (office)

510.786.7378 (mobile)

howard.high@fluidigm.com